EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT


           We consent to the incorporation by reference in this Registration Statement of GMX Resources Inc. on Form S-8 of our report dated April 14, 2003 with respect to the consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, appearing in the annual report on Form 10-KSB of GMX Resources Inc., for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the related Summary Plan Description.

           Our report dated April 14, 2003 contains an explanatory paragraph that states that the Company was not in compliance with certain of its debt covenants and has a significant working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




                                             KPMG LLP
Oklahoma City, Oklahoma
June 19, 2003